SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 28, 2002

Most Home Corp.
(Exact name of Registrant as specified in its charter)

Nevada (State of Incorporation)	0-29067 (Commission File No.)	98-0173359 (I.R.S. Employer Identification No.)

20145 Stewart Crescent, Suite 101,
Maple Ridge, British Columbia, Canada V2X 0T6
(604) 460-7634
(Address and telephone number of principal executive offices, including Zip Code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

Name Change and Increase in Capital Stock.

On March 28, 2002, MarketU Inc. (the "Company") amended its Articles of Incorporation to change its name from MarketU Inc. to Most Home Corp. and increase the number of shares of stock that it has authority to issue to 350,000,000, consisting of 100,000,000 shares of preferred stock, par value $0.001 per share, and 250,000,000 shares of common stock, par value $0.001 per share. The full text of the Certificate of Amendment to the Articles of Incorporation by which such name change and increase were effected is attached hereto as Exhibit 3.1. The Certificate of Amendment was approved by the Company's stockholders at its annual meeting of such stockholders held on March 11, 2002, and became effective upon its filing with the Nevada Secretary of State on March 28, 2002.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits.
Exhibit No.	Description of Exhibit
3.1	Certificate of Amendment to the Articles of Incorporation dated March 11, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2002

MOST HOME CORP.

By: /s/     "Scott Munro"
Scott Munro, Principal Financial
and Accounting Officer